BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975 July 26, 2024 Steve Rai Dear Steve: Further to our meeting and subsequent discussions, this confirms our discussion regarding the September 30, You will be paid all your eligible earnings to the Termination Date and a Record of Employment will be filed electronically on your behalf. To assist you in your transition to new employment, we are prepared to put the following severance arrangements into effect, subject to your signing the enclosed Release and Indemnity attached as Schedule A and returning the same to us. Employment Agreement Amendment paragraph 4.7(d) of the amendment effective July 1, 2022 to your employment agreement with BlackBerry dated September 23, 2019 (the , as amended, is hereby deleted and replaced in its entirety by the following new language: (d) (i) an amalgamation, merger, share exchange, consolidation, arrangement or Limited or (B) any present or future direct or indirect subsidiary of BlackBerry Limited which at the time of the completion of the Transaction directly or indirectly operates, or owns all or substantially all of the assets used solely in the operation of, either the Cybersecurity business of BlackBerry Limited or the IoT business of BlackBerry Limited (each, a and another corporation or other legal entity, other than an affiliate of BlackBerry Limited, as a result of which the holders of the voting shares of BlackBerry Limited or the Business Unit Subsidiary, as the case may be, immediately prior to the completion of the Transaction hold less than 50% of the voting power of all of the shares of such entity immediately after completion of the Transaction; (ii) any person (for the purposes of this paragraph 4.5(d), as defined in the Business Corporations Act (Ontario)) or group of persons acting jointly or in concert (within the meaning of Ontario securities law), other than any person that is an affiliate of BlackBerry Limited, acquires or becomes the beneficial owner of, directly or indirectly, shares possessing more than 50% of the voting

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power of all of the shares of BlackBerry Limited or of a Business Unit Subsidiary, whether through the acquisition of previously issued and outstanding shares or of shares that have not been previously issued, or any combination thereof, or any other transaction having similar effect;

(iii) the acquisition in one transaction or a series of transactions, whether related or unrelated, by any person or persons of all or substantially all of the assets (A) of BlackBerry Limited or (B) used solely in the operation of either Business Unit, in either case on a consolidated basis, and in the case of (A) or (B) other than a disposition or transfer of assets to BlackBerry Limited and/or an affiliate of BlackBerry Limited as part of a reorganization of assets of BlackBerry Limited and/or its affiliates; or

(iv) as a result of or in connection with an actual or threatened contested election of directors, the management nominees named in the most recent management proxy circular of BlackBerry Limited for election to the Board do not constitute a majority of the Board.

We confirm that the wording of the foregoing definition is identical to that of an amendment BlackBerry will agree to make to the definition of "Change of Control" in the employment agreement of its Chief Executive Officer on or about the date of this letter agreement.

Payment and Benefits

Pay in Lieu of Notice and Severance

A payment equivalent to your *Employment Standards Act*, *2000* entitlement (the "Statutory Amount") will be paid to you seven (7) days following your Termination Date or on what would have been the next regular pay day, whichever is later. BlackBerry will also continue to pay you your current annual base salary ($600,000.00 CAD) for a period of twenty-two (22) months following the Termination Date (the "Severance Period"), less the Statutory Amount amortized over the Severance Period, provided that you sign and return the enclosed Release and Indemnity as further described below and remain in compliance with your obligations under both it and this letter agreement during the Severance Period.

Employee Benefits

All group benefit coverage which was available to you prior to the Termination Date will continue as though you remained actively employed by BlackBerry during a notice period of 6 weeks, pursuant to the *Employment Standards Act*, *2000.* Provided you sign and return the enclosed Release and Indemnity, you will also receive continuing benefit coverage (excluding optional AD&D, travel insurance and assistance, RRSP contribution match, STD and LTD benefits, optional life and critical illness insurance) for the remainder of the Severance Period.

Incentive Compensation

BlackBerry will pay you a pro rata amount of any earned Fiscal 2025 Variable Incentive Plan (VIP) program bonus to you in accordance based on attainment of the performance

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

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targets set out in, and otherwise in accordance with the terms and conditions of, your applicable VIP plan. Such amount will be calculated on a pro rata basis for the portion of Fiscal 2025 completed up to and including the Termination Date and will be paid at the time that BlackBerry generally pays Fiscal 2025 VIP amounts to employees in Canada.

Career Transition Services and Support

Provided you sign and return the enclosed Release and Indemnity, you will be provided with professional career transition services and support through Right Management, details of which are enclosed.

Equity

Notwithstanding the terms of the BlackBerry Equity Incentive Plan (the "Plan") or any Restricted Share Unit (RSU) award agreement to the contrary, all of your entitlements or rights pursuant to any outstanding RSUs held by you will continue to vest during the Severance Period otherwise in accordance with the terms of the Plan and the applicable award agreements. At the end of the Severance Period, any unvested RSUs will expire immediately, be forfeited and of no force or effect.

Employee Share Purchase Plan

If you own BlackBerry shares through the BlackBerry Employee Share Purchase Plan (ESPP), you will need to access your Solium Shareworks account within 90 days and indicate how you would like to receive your proceeds.

Vacation Pay and Other Outstanding Amounts Owing

If there is any pro-rated vacation pay or other outstanding amounts owing to you as of the Termination Date, this will be paid to you in addition to the amounts set out herein.

Deductions

BlackBerry will deduct the amount of your employee contributions, if any, to the benefit plans outlined above, from any payments it makes to you. All required statutory deductions will be deducted from any amounts to be paid to you hereunder as well.

Expenses

You will be reimbursed for any allowable business expenses incurred up to and including the Termination Date. If you wish to claim any unclaimed allowable business expenses, please submit an expense report prior to the Termination Date or within 7 days of the Termination Date.

Tax Preparation

BlackBerry will pay for Canadian and, at your request, U.S. tax preparation and filing services for you and your spouse by a representative from BlackBerry's designated tax service provider for 2024.

Transition to Advisor

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

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From July 29, 2024 to September 30, 2024, your position will be Advisor and you will not be an officer of BlackBerry. You will report to the Chief Executive Officer and your duties will be to assist him with his integration into his role together with such other duties as he may reasonably determine and assign. Throughout your fixed term as Advisor, your compensation and benefits will remain unchanged and your work will be on an as-needed (but no more than 40 hours per week) and hybrid basis. We acknowledge and agree that during your fixed term as Advisor you may undertake outside business and employment activities provided that they do not conflict or interfere with your assigned duties to BlackBerry and that you remain in compliance with the Restrictive Covenant Addendum that you signed in connection with the Employment Agreement and with the obligations described in the "Confidentiality and Ongoing Obligations" section immediately below.

Confidentiality and Ongoing Obligations

We would like to remind you that you continue to be bound by BlackBerry's Business Standards and Principles documentation and the Employee/Consultant Confidentiality and Intellectual Property Agreement agreed to with BlackBerry during your employment. In particular, we would draw your attention to the definition of "Confidential Information" in that Agreement, which expressly includes all trade secrets, confidential, private or secret information, know how, proprietary information, intellectual property, or information that has been specifically identified or designated as confidential or proprietary, in each case belonging to BlackBerry or BlackBerry's consultants, sponsored researchers, suppliers, distributors, customers, and other business partners.

We would also like to remind you of your ongoing non-solicitation obligations which continue to apply after the termination of your employment with BlackBerry.

During the course of your employment, you may have been the subject of one or more legal holds requiring you to, among other things, preserve documents relating to litigation involving BlackBerry. You confirm that during the course of your employment you at all times complied with all litigation holds to which you were subject.

During the course of your employment with BlackBerry, you acquired knowledge of matters which are now, or may become, the subject of disputed claims or litigation involving BlackBerry, its subsidiaries and affiliated or associated companies. As a result, you agree to provide all assistance and cooperation requested by BlackBerry and/or its counsel relating to any litigation involving BlackBerry when it is determined by BlackBerry that your assistance is needed. Your assistance may include, but is not limited to, participating in interviews, providing truthful information on factual issues, reviewing documents, and/or preparing for and giving truthful testimony, whether orally or by affidavit at discovery, in a deposition, at trial or otherwise. In order to minimize the economic impact that you may experience as a result of fulfilling these obligations, BlackBerry will pay you at a rate of $288 CAD per completed hour for your time and will reimburse you for reasonable expenses you incur in connection with such assistance.

You understand that your agreement to provide such assistance and cooperation as set forth in this paragraph is in addition to all of your continuing obligations under your employment agreement or otherwise, including your obligations of confidentiality and non-disclosure. If you are contacted or approached about, or otherwise requested to disclose such information, you agree not to disclose any such information and to immediately contact Maggie Mayo, Senior Director, Head of Litigation at mmayo@blackberry.com.

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

6. 07/26/2024 BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975 Schedule A RELEASE AND INDEMNITY 1. In consideration of those payments and the other considerations contained in the attached letter acknowledged, I, Steve Rai: (a) hereby release and forever discharge BlackBerry Limited officers, directors, agents, employees, shareholders, successors, assigns and all affiliated, related, subsidiary and parent corporations, and all of their officers, from all manner of action, causes of action, claims, covenants, contracts, complaints or grievances arising out of my employment or the cessation of my employment with the Releasee, BlackBerry, including without limitation: I. any claims pursuant to the Ontario Human Rights Code, the Ontario Employment Standards Act, the Occupational Health and Safety Act, and the Workplace Safety and Insurance Act, specifically including claims for salary, wages, vacation pay, holiday pay, commissions, bonuses, incentive plan payments, benefits, expenses, interest, stock options, Restricted Share Units, overtime pay, termination pay and severance pay; and II. any other claims arising at or pursuant to common law, under contract or any other legislation which may be found to apply to my employment with BlackBerry, or the cessation thereof; (b) agree not to make any claim or take any proceedings against any other individual, partnership, association, trustee, unincorporated organization or corporation with respect to any matters which may have arisen between me and the Releasees; (c) hereby agree to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada, the Income Tax Act of the Province of Ontario, the Canada Pension Plan, the Employment Insurance Act of Canada, including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of BlackBerry to withhold the income tax, Canada Pension Plan premiums, employment insurance premiums or benefits overpayment or any other tax, premium, payment or levy from all or any part of the said consideration, any interest or penalties relating thereto, and any costs or expenses incurred in defending such claims or demands. 2. Notwithstanding the foregoing, this Release and Indemnity shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or refusal of BlackBerry to comply with the Severance Offer. 3. I further agree to keep the terms and conditions of the attached Severance Offer and this Release and Indemnity confidential and to not disclose the fact or terms of the Severance Offer to any person other than my legal and financial advisors and my immediate family, except as may be required by law.

7. 07/26/2024 BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975 4. I agree that I will not comment in any adverse fashion on, and will refrain from making any disparaging or derogatory remarks about BlackBerry and its associated and related companies and their respective directors, officers, agents or employees, or my relationship with any of them. 5. I acknowledge and agree that the Severance Offer does not constitute any admission of liability by the Releasees. 6. This Release and Indemnity and the Severance Offer shall be deemed to have been made and shall be construed in accordance with the laws of the Province of Ontario. I hereby submit to and consent to the non-exclusive jurisdiction and venue of the Courts of the Province of Ontario to hear any matter arising in connection with the Severance Offer or this Release and Indemnity. I agree that the ongoing obligations set out in the Severance Offer and paragraphs 1 through 7 herein are each independent covenants and if any of them is held by a court of competent jurisdiction to be invalid, void or unenforceable by a court or other lawful authority, the remainder of the continuing obligations shall remain in force and effect and shall in no way be affected, impaired, or invalidated. 7. This Release and Indemnity shall inure to the benefit of and be binding upon me and the Releasees and our respective heirs, executors, administrators, legal personal representatives, successors and assigns. I acknowledge and agree that I have had the opportunity to obtain independent legal advice with respect to the terms of the Severance Offer as well as this document and I fully understand them. I hereby voluntarily accept the Severance Offer and the terms in this Release and Indemnity for the purpose of making full and final compromise, adjustment and settlement of all claims I have had, now have or may in future have against the Releasees, or any of them. SIGNED, SEALED AND DELIVERED on this _________ day of ________ , 2024, _________________________________ Steve Rai Please provide us with your contact information should further correspondence be required. ______________________________________ ____________________ Phone # Personal Email